Penn Virginia Resource Partners, L.P.

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688

PENN VIRGINIA RESOURCE PARTNERS, L.P. UNITS BEGIN TRADING ON NYSE

RADNOR, PA, October 25, 2001 -- Penn Virginia Resource Partners, L.P. (NYSE: PVR) today announced an initial public offering of 6.5 million common units at a price of $21.00 per unit. Penn Virginia Corporation has granted the underwriters a 30-day option to purchase up to 975,000 additional units to cover over-allotments, if any.

The partnership was formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties in the Central Appalachian region of the United States. The partnership enters into long-term leases with experienced, third-party mine operators for the right to mine its coal reserves in exchange for royalty payments. The partnership also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal businesses, the partnership also generates revenues from the sale of timber growing on its properties.

The partnership anticipates the units to begin trading today on the New York Stock Exchange under the symbol PVR. The initial public offering is being managed by Lehman Brothers, UBS Warburg, Banc of America Securities LLC, Dain Rauscher Incorporated and Wachovia Securities.

Penn Virginia Corporation is retaining 58.4 percent interest in the partnership, including its general partner interest. In addition to its interest in the partnership, Penn Virginia Corporation is engaged in the exploration, acquisition, development and production of crude oil and natural gas.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy the units, which is being made only pursuant to the prospectus. A copy of the final prospectus relating to the offering may be obtained by calling 610-687-8900.